EXHIBIT 99.1

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. SHAREHOLDERS APPROVE SALE OF U.K. PROPERTY

Middletown, Rhode Island, June 11, 2004 — BNS Co. (OTCBB:BNSXA) announced that at its Annual Meeting held today the company’s shareholders approved the sale of the company’s U.K. assets, consisting of approximately 86.5 acres of land currently operated as a landfill near Heathrow Airport, for an aggregate of 5.5 million British Pounds. The terms of the sale are more fully described in the company’s Proxy Statement filed with the SEC prior to the Annual Meeting. The company intends to complete the transaction in the next few days.

At the same meeting, the shareholders voted to approve the election of four directors, two of whom are current directors and two new candidates. Henry D. Sharpe, III and J. Robert Held were re-elected to serve until the 2007 Annual Meeting. Joining the board will be Jack Howard and Jim Henderson, both representatives of Steel Partners, the holder of approximately 19.9% of the outstanding Class A common stock of the company. They will be replacing vacancies created by the retirement as directors of Howard Fuguet and John Nelson. Mr. Fuguet, a partner of the law firm of Ropes and Gray, Boston, has been a director since 1990. Mr. Nelson, a former Chairman of the Board of BNS Co, has been a director since 1975. The final proposal approved by shareholders was the ratification of Ernst and Young as auditors for the 2004 fiscal year.

The following statement was presented at the meeting by Michael Warren, President and CEO of the company, to expand upon the company’s future plans as outlined in the proxy statement for the meeting.

“Now that we have shareholder approval to complete the sale of our UK property, we expect to close that transaction in the next few days. After that closing, the company’s balance sheet will primarily consist of assets in the form of cash and cash equivalents, a few remaining liabilities, and the contingent liabilities relating to product liability claims which are more fully described in the proxy statement.

“In addition to this approval, we have added today two new directors to the team that will help determine a new direction for the company. We welcome the experience and contributions of Jack Howard and Jim Henderson, and look forward to working with them.

“Let me now comment briefly on what that direction might be.

“As we have stated before, after the sale of the company’s remaining assets, it has been, and continues to be, the board’s intention to liquidate and dissolve the company, or seek other strategic alternatives. These strategic alternatives may take one of the following the forms:

1.	The sale of the Company through a merger or other change of control transaction;

2.	A liquidation, either through proceedings in the Chancery Court of Delaware, or in a voluntary Chapter 11 federal bankruptcy reorganization.

3.	Continuation of the Company as a going-concern.

“These alternatives are described in more detail in your proxy statement. A year ago, we had hopes that one of the first two alternatives would be a likely outcome. But after extensive investigation of the issues surrounding the company’s contingent liabilities, and after extensive conversations with outside counsel and potential partners and acquirers, each of the first two has proven to be problematic. The primary obstacle continues to be the uncertain nature of the contingent product liability claims (both the number of future claims that may be filed, and the costs to settle or defend the company). To date these claims have not had a material impact on the company’s financial results. In 2002, we settled 42 of them for an aggregate of $30,000, and this year we settled one claim for $500 and secured dismissal of another 67. However, there can be no way of knowing what costs in the future might be. And this uncertainty makes it difficult to determine what, if any, cash distributions can be made to shareholders.

“It is currently the consensus of the board of directors, including Mr. Howard and Mr. Henderson, our new members, that the last of these alternatives, the so-called “going concern” strategy, is likely to be the best path to preserve or enhance shareholder value. It is an alternative that will allow us to preserve the use of the company’s approximately $45 million in net operating loss carry-forwards to offset otherwise taxable earnings. It may also give us time to continue effectively resolving, through settlement or dismissal, the product liability claims. It seems clear to us that if we cannot safely make significant cash distributions to shareholders now, then a reasonable course of action would be to put that cash to work through some form of investment or acquisition, with the prospect of distributions in the future.

“For these and other good reasons, it seems likely that the company will move in that direction. Brown & Sharpe has had a long and colorful history in Rhode Island. First organized in 1833, it is one of the oldest corporate names in America. I find it somewhat ironic that BNS Co, the successor entity that can trace its roots all the way back to the original business, after a concerted effort to liquidate and dissolve, may find itself back in a real operating business.

“However, I would emphasize that the board has made no decision regarding this. The board, with its two new members, will be meeting soon to set a definite direction for the company and determine appropriate actions. When that decision is made, we will inform the investment community.”

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the company. Additional information regarding these risk factors and uncertainties is described more fully in the company’s SEC filings. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The company does not maintain a web site.

END